Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Forest Oil Corporation:
We consent to the incorporation by reference in this post effective amendment to the registration statement on Form S-1 (No. 333-124858) of our report dated March 27, 2006, with respect to the statements of oil and gas revenues and direct operating expenses of the Forest Offshore Gulf of Mexico operations for each of the years in the three-year period ended December 31, 2005, which report appears in the Form 8-K/A of Mariner Energy, Inc., dated March 31, 2006, and to the reference to our firm under the heading “Experts” in the prospectus.
KPMG LLP
Denver, Colorado
May 11, 2006